                                                                 EXHIBIT 10.26

                            SHAFT RECOVERY
                                  AND
                  SERVICE REIMBURSEMENT AGREEMENT


      THIS AGREEMENT (the "Agreement") effective as of the 29th day of September, 1998 (the "Effective Date") by and between Regeneration Technologies, Inc. a Florida, USA corporation having offices at One Innovation Drive, Alachua, Florida, USA (hereinafter referred to as "RTI") and Tutogen Medical, Inc., a Florida, USA corporation having offices at 1719 Route 10, Suite 314, Parsippany, NJ, USA (hereinafter referred to as "TTGN").

                               WITNESSETH:

      WHEREAS, RTI wishes to increase the availability of a certain human donor tissue, defined below as "Shaft Donors", which it processes for use as allograft implant tissue; and

      WHEREAS, TTGN wishes to coordinate and provide for the recovery services in its territory to increase the availability of Shaft Donors for RTI.

      NOW, THEREFORE, in consideration of the above and the covenants and obligations hereinafter set forth, the parties hereby agree as follows


                             I - DEFINITIONS

The following definitions shall apply throughout this agreement:

      1.1 TTGN shall mean the Florida corporation named above and any of its affiliates in which it owns or controls at least 20% of the voting stock.

      1.2 TMI shall mean Tutogen Medical, GmbH, which is a subsidiary of TTGN located at Industriestrasse 6, Neunkirchen Am Brandt, Germany 91077.

      1.3 RTI shall mean the Florida corporation named above and any of its affiliates in which it owns or controls at least 20% of the voting stock.

      1.4 UFTB shall mean the University of Florida Tissue Bank, Inc. which is a non-profit Direct Support Organization of the University of Florida, with corporate offices at One Innovation Drive, Alachua, Florida, USA.

      1.5 CONFIDENTIALITY AGREEMENT shall mean the confidentiality agreement executed between the parties hereto on the 8th of September 1998.

      1.6 SHAFT(S) shall mean the entire diaphysial portion of a femur, humerus, or tibia which meets or exceeds the specifications set forth on the "Cortical Bone Specifications and Reimbursement Schedule" and "Recovery Protocols," and "Donor Selection Criteria" attached hereto.

      1.7 OTHER TISSUE shall mean any tissue which is not a Shaft.

      1.8 SHAFT DONORS shall mean the total of six (6) Shafts taken from the femurs, humeri, and tibiae of a single human donor, each of which meets or exceeds the specifications set forth on the Cortical Bone Specifications and Reimbursement Schedule and Recovery Protocols and Donor Selection Criteria.

      1.9 SPECIFICATIONS shall mean the specifications set forth on the Cortical Bone Specifications and Reimbursement Schedule, Recovery Protocols and Donor Selection Criteria collectively. Such specifications may be changed from time to time upon mutual agreement of the parties hereto.


                          II - CONSIDERATION

      2.1 As consideration for entering this Agreement:

          a. RTI shall pay TTGN the "Advance Fund" amount of [*****] dollars U.S. ([*****]) upon the Effective Date, which amount may be permanently retained by TTGN subject to TTGN meeting the requirements set forth in
Section 5 herein;

          b. TTGN shall, within one week from receipt of the Advance Fund set forth in 2.1(a) herein: (i) activate Shaft recovery at two (2) recovery sites in Europe and each such site shall thereupon recover and provide not less than [*****] Shaft Donors per month, or a respective equivalency in Shafts per month, to RTI; and (ii) begin Shaft recovery training at an additional two (2) recovery sites in Europe, and as soon as possible (but not later than five (5) weeks from receipt of the Advance Fund set forth in
Section 2.1(a)) each additional such site shall begin recovering and providing not less than [*****] Shaft Donors per month or a respective equivalency in Shafts per month to RTI;

          c. for the term herein RTI shall diligently endeavor to maintain and exceed the quantity of dura and pericardium currently being supplied to TTGN; and

          d. For the term herein TTGN shall diligently endeavor to meet or exceed the Shaft Donor quantities set forth as the "Target Minimums" attached hereto, and shall not supply any Shaft Donors or Shafts within its control to any party other than RTI or TTGN. The foregoing notwithstanding, TTGN shall be allowed to directly distribute allograft implants, under Tutogen trademarks, which are processed from Shafts taken from Shaft Donors, so long as such implants do not compete with the implants being processed by RTI from Shaft Donors or Shafts, and TTGN shall be allowed to distribute its planned new product TriAplast-TM- and those cortical-shaft-derived implants which are listed in the TTGN catalog in effect at the date of this Agreement, which catalog pages are attached as an exhibit hereto and made part of this Agreement. The Target Minimums have been established as an incentive for TTGN, and failure to attain the Target Minimums will not result in penalties for TTGN.


                          III - SHAFT DONOR TRANSACTIONS


      3.1 SUPPLY AND ACCEPTANCE. RTI shall accept all Shaft Donors supplied by TTGN, provided that such Shaft Donors meet the Specifications, and that the quantity of such Shaft Donors falls within the RTI Forecast. RTI may not change such RTI Forecast without first providing TTGN with one hundred eighty
(180) days written notice. Acceptance by RTI shall be deemed to occur upon the delivery of such qualifying Shaft Donors from TTGN to RTI's facilities in Alachua, Florida.

      3.2 SHIPPING. Shaft Donors supplied to RTI under this Agreement shall be shipped, on a regular basis as requested by RTI, at RTI expense to TTGN's Alachua, Florida facility by a delivery service which is mutually negotiated between RTI and TTGN and which is subject to RTI's acceptance. Shaft Donors should normally be packed six (6) to a shipping carton unless otherwise specified by RTI. Transportation of Shaft Donors from TTGN's Alachua, Florida facility to RTI's facilities shall be arranged by RTI and be at RTI's expense.

      3.3 REJECTIONS. Within thirty (30) days of RTI's rejection of any Shaft Donors due to a failure to meet the Specifications, RTI shall notify TTGN in writing of such rejections, the reason(s) for such rejection(s), including, if applicable, a request for a RTI credit based upon the original invoice paid by RTI. In the event TTGN elects to have any such rejected Shaft Donors returned to TTGN, it shall be responsible for the payment of such return shipping charges. RTI hereby warrants that there is no factor which can result in a rejection after recovery, which factor would not have been known by or apparent to the recovery team doing the actual recovery of the tissue.

      3.4 REIMBURSEMENT TERMS.

          a. RTI shall reimburse TTGN for Shaft Donor recovery services, per Shaft Donor accepted by RTI, as set forth in Section 3.1 herein, at a rate of [*****] dollars U.S. ([*****]) for Shaft Donors ages 15 to 55; and [*****] dollars U.S. ($[*****]) for Shaft Donors ages 56 to 65. The quantity of Shaft Donors ages 56 to 65 accepted by RTI from TTGN shall not exceed [*****] percent ([*****]%) of the total Shaft Donors accepted by RTI from TTGN. RTI may, at any time, provide TTGN with one hundred twenty (120) days written notice of its intention to no longer accept Shaft Donors ages 56 to 65. In the event TTGN provides RTI with Shafts not comprising a complete Shaft Donor, RTI shall reimburse TTGN for recovery services per-Shaft as set forth on the Cortical Bone Specifications and Reimbursement Schedule. TTGN may conduct an annual review of their costs for recovery services provided under this Agreement and, in the event such review reflects a TTGN cost increase of greater than 10% over the period since the later of the Effective Date or the last cost adjustment, RTI and TTGN will negotiate a mutually-acceptable increase in the recovery reimbursement fees to be paid to TTGN from the time of such annual review until the earlier of the end of the Agreement or the next cost adjustment.

          b. For a six (6) month period commencing with the Effective Date herein, RTI shall reimburse TTGN one-half the rate amounts set forth in
Section 3.4(a) herein upon RTI's receipt of written confirmation that TTGN has shipped Shaft Donors from Europe to the United States under the terms of this Agreement. Upon RTI's subsequent receipt and acceptance of the partially-reimbursed Shaft Donors, RTI shall promptly reimburse TTGN the remaining one-half amount due. Written confirmation of shipment from Europe to the United States shall include evidence of shipment and an invoice bearing the quantity, age and other relevant specifications of the Shaft Donors included in the respective shipment.

          c. For the remainder of the term beyond the six (6) month period set forth in Section 3.4(b) herein, RTI shall reimburse TTGN for its recovery services performed hereunder at the rates set forth in Section 3.4(a) herein, net 30 days from Shaft Donor acceptance, as set forth in Section 3.1 herein, F.O.B. TTGN shipping dock.

      3.5 SEROLOGIES AND FREEZER STORAGE. RTI shall be responsible for performing all Shaft Donor serologies and Shaft Donor freezer storage, including the expense thereof, at RTI. RTI shall provide adequate freezers at TTGN's facilities in Alachua, Florida for the storage of Shafts while awaiting release by TTGN to RTI, which freezers shall remain the property of RTI. RTI shall provide up to six thousand five hundred dollars U.S. ($6,500) to TTGN to apply toward the purchase of a freezer for each active recovery group trained by TTGN that is recovering and providing Shaft Donors to RTI in at least the quantities set forth in Section 2.1(b) herein.

                        IV - ADDITIONAL RECOVERY FEES


      4.1 Whenever the Shaft Donors per calendar quarter, supplied to and accepted by RTI, exceeds one thousand three hundred fifty (1,350) Shaft Donors per calendar quarter, (commencing on October 1, 1998 and for the remainder of the term herein), RTI shall reimburse TTGN with an additional recovery fee of [twenty five thousand] dollars U.S. ($25,000) within forty five (45) days from the end of the respective calendar quarter. In no event shall the amount of Shaft Donors supplied to and accepted by RTI carry over into any future calendar quarter for the purpose of calculating such additional recovery fee.

                              V - ADVANCE FUNDS

      5.1 If, by December 15, 1998, TTGN supplies at least one hundred (100) Shaft Donors to RTI meeting the Specifications, RTI will transfer to TTGN an additional [twenty five thousand] dollars U.S. ($25,000) in Advance Funds.

      5.2 TTGN shall permanently retain seventy five dollars U.S. ($75) of the Advance Fund for each Shaft Donor supplied to and ultimately accepted by RTI, as set forth in Section 3.1 herein, for each Shaft Donor received at TTGN's Alachua, Florida facility in excess of the respective monthly quantities of Shaft Donors set forth on the "Target Minimums" attached hereto. Additionally, TTGN shall permanently retain one hundred dollars U.S. ($100) of the Advance Fund for every Shaft Donor which is shipped from Germany to the United States in the months of October and November, 1998 under this Agreement and is subsequently accepted by RTI as set forth in Section 3.1 herein. Such retained Advance Fund amounts shall be in addition to the recovery reimbursement fees provided in Section 3.4(a).

     5.3 In the event that, by July 31, 1999, TTGN has supplied at least [three hundred (300)] Shaft Donors per month to RTI for any three (3) consecutive calendar months, where such Shaft Donors meet the Specifications, then TTGN shall permanently retain any remaining balance of the Advance Fund not yet retained as set forth in Section 5.2 herein.

     5.4 In no event shall the aggregate amount retained by TTGN as set forth in this Section 5 exceed the sum total of the Advance Fund.

     5.5 As of July 31, 1999, any amount of the Advance Fund not retained by TTGN, as set forth in this Section 5, shall be repaid to RTI by August 31, 1999. Such repayment shall be in U.S. Dollars or in the form of credits against recovery service fees due TTGN by RTI hereunder.

                     VI - SHAFT DONOR RECOVER TRAINING

     6.1 RTI shall provide TTGN with Shaft Donor recover training if requested by TTGN and such training information shall be considered confidential information subject to the terms of the Confidentiality Agreement. If requested by TTGN, RTI shall endeavor to complete such training within thirty (30) days of the Effective Date herein. RTI shall make available two (2) RTI staff members and TTGN shall make a TTGN representative available for such training. Staff of TTGN or related recovery groups may travel to the United States for training by RTI, as well.

     6.2 RTI shall pay its own training related expenses including travel and staff salaries for the first month of Shaft Donor recovery training, and thereafter the cost of additional training, if requested, shall be shared by RTI and TTGN on a basis mutually agreed to in advance.

                          VII - TERM AND TERMINATION

     7.1 The term of this Agreement shall be for a period of five (5) years commencing with the Effective Date herein; however, absent notice by either party, by or before one year prior to the termination date, of the intent to terminate, the term shall automatically extend for an additional year. The preceding notwithstanding, this Agreement may be terminated early:

        a. by either party due to a material breach by the other party of any of its obligations or covenants herein upon ninety (90) calendar days written notice to the breaching party, but only if such breaching party fails to remedy said breach within ninety (90) calendar days of such written notice; or

        b. by either party promptly upon the insolvency or filing for receivership or bankruptcy by the other party.

                      VIII - ASSIGNMENT AND SUBLICENSING

     8.1 The rights and obligations of either party hereto shall not be sublicensed or assigned unless first approved in writing by the other party hereto and such approval shall not be unreasonably withheld.

     8.2 Section 8.1 herein notwithstanding, the parties hereto acknowledge that they are contemplating the formation of the University of Florida Tissue Bank/Europe ("UFTB/E"), a non-profit tissue bank located in Europe, for the purpose of enhancing the supply of Shaft Donors for RTI, and Other Tissues for TTGN. In this event, RTI, TTGN, TMI, UFTB AND UFTB/E would negotiate a separate agreement between the parties. It is further contemplated that the Board of Directors of UFTB/E shall be comprised of (i) one member selected by UFTB, (ii) one member selected by RTI, (iii) two members selected by TTGN,
(iv) one member who is not an employee of TTGN, RTI, or UFTB, selected by TTGN, and (v) one member who is not an employee of TTGN, RTI, or UFTB, selected by RTI.

                      IX - GOVERNING LAW AND ARBITRATION

     9.1 Any disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the American Arbitration Association, which Rules are deemed to be incorporated by reference into this clause.

     9.2 The tribunal shall consist of a sole arbitrator, selected according to the rules of the American Arbitration Association.

     9.3 The decision of the tribunal shall be final and binding upon the parties to this Agreement and upon persons who participated, or had a right to participate as party in such arbitration proceedings, and they will comply in good faith with the decision. The parties to this Agreement further agree that judgment upon the award may be entered in any court of competent jurisdiction.

     9.4 The place of arbitration shall be determined by agreement of the parties. In the event the parties cannot agree on a venue, the arbitration shall occur in Orlando, Florida, USA.

     9.5 The arbitration shall be conducted in the English language.

     9.6 This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Florida, United States of America.

                       X - NON-COMPETE AND EXCLUSIVITY

     10.1 Except as provided for herein, for the term of this Agreement and for a period of three years thereafter, RTI shall not become involved in any business activity with any recovery group that recovers Shafts under this Agreement without the prior written approval of TTGN unless: (i) TTGN is no longer an active company; or (ii) such group was not introduced to RTI by TTGN during the term of the Agreement. This obligation of RTI to TTGN would survive in the event of the assignment of the Agreement by TTGN to UFTB/E.

     10.2 Except as provided for in Section 2.1(d), during the term of this Agreement TTGN shall supply Shaft Donor recovery services exclusively to RTI. In the event TTGN terminates this Agreement absent breach by RTI, then for the term of this Agreement and for a period of three years thereafter TTGN shall not supply Shaft Donor recovery services to any other party such that any party other than RTI or TTGN receives Shafts or Shaft Donors. This obligation of TTGN to RTI would survive in the event of the assignment of the Agreement by TTGN to UFTB/E.

                                 XI - OTHER

     11.1 RTI represents and warrants to the best of its knowledge that it has the right to grant the rights granted to TTGN herein and that the rights granted herein do not violate any rights previously granted by RTI to any third party.

     11.2 Nothing in this Agreement shall be construed as:

        a. an obligation of RTI to furnish any manufacturing or technical information except as specifically provided herein; or

        b. a granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of RTI other than those specifically set forth herein.

     11.3 TTGN shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold RTI, RTI Affiliates (as hereinafter defined) or any of its assigns, harmless against all claims and expenses, including legal expenses and reasonable attorney fees, arising out of any other claims, proceeding, demand, expense, loss and liability of any kind whatsoever (collectively "RTI losses") resulting from activities of TTGN hereunder, except where such RTI losses result solely from RTI's gross negligence. As used herein, "RTI Affiliates" shall mean RTI's directors, officers, agents, and employees. The foregoing notwithstanding, RTI at all times reserves the right to retain counsel of its own, at its own expense, to defend RTI's interests.

     11.4 RTI shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold TTGN, TTGN Affiliates (as hereinafter defined) or any of its assigns, harmless against all claims and expenses, including legal expenses and reasonable attorney fees arising out of any other claims, proceeding, demand, expense, loss and liability of any kind whatsoever (collectively "TTGN losses") resulting from activities of RTI hereunder, except where such TTGN losses result solely from TTGN's gross negligence. As used herein, "TTGN Affiliates" shall mean TTGN's directors, officers, agents, and employees. The foregoing notwithstanding, TTGN at all times reserves the right to retain counsel of its own, at its own expense, to defend TTGN's interests.

     11.5 Both parties hereto warrant that they now maintain and shall continue to maintain liability insurance coverage in the amount of one million dollars U.S. ($1,000,000) and that such insurance coverage lists the other as an additional insured. Upon request by either party hereto, the other party shall present evidence that such coverage is being maintained with the other party listed as an additional insured. Each party hereto shall provide the other party with at least thirty (30) days notice of any change in, or cancellation of, such insurance coverage.

     11.6 Both parties hereto represent that they shall, for the term herein, conduct their business in a manner consistent with the highest standards of industry business customs, that they shall comply with all applicable laws and regulations, and that they shall not represent any relationship with the other party hereto or any entity affiliated with the other party other than as set forth herein.

     11.7 The right of either party to terminate under this Agreement shall not be an exclusive remedy, and either party shall be entitled, if the circumstances warrant, alternatively or cumulatively to damages for breach of this Agreement, or to an order requiring performance of the obligations of this Agreement or to any other remedy available at law or equity.

     11.8 This Agreement and its attachments constitute the entire agreement and understanding of the parties with regard to the subject matter hereof and, except for the Confidentiality Agreement, supersedes all prior discussions, negotiations, understandings and agreements between the parties concerning the subject matter hereof and neither party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in this Agreement or as subsequently set forth in a written document signed by both parties. Each party expressly waives any implied right or obligation regarding the subject matter hereof.

     11.9 Each party hereto agrees to execute, acknowledge and deliver all such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

     11.10 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.11 Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement, except for those relative to the protection of proprietary rights, due to acts or occurrences beyond the control of the nonperforming or delayed party including, but not limited, to acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods; provided the nonperforming or delayed party provides to the other party written notice of the existence and the reason for such nonperformance or delay; the nonperformance or delay by either party in excess of one hundred eighty (180) days shall constitute cause for termination of this Agreement with such notice given in writing by one party to the other.

     11.12 Upon the end of the term of this Agreement, or in the event of early termination for any reason, the provisions governing any payments due hereunder shall remain in full force and effect until same are paid in full.

                                XII - NOTICES

     12.1 Any notice, report, or consent required or permitted by this Agreement to be given or delivered, shall be in writing and shall be deemed given or delivered if delivered in person, sent by courier, expedited delivery service, or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by telecopy (if confirmed), as follows:

          If to RTI:
          Regeneration Technologies, Inc.
          Attn: Jamie Grooms, President and C.E.O.
          One Innovation Drive
          Alachua, FL 32615 U.S.A.

     If to TTGN:
          TTGN
          Attn: Karl H. Meister, President and C.E.O.
          1719 Route 10, Suite 314
          Parsippany, NJ 07054

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.


ATTEST:                             Regeneration Technologies, Inc.

/s/ Heather Meltz                   By  /s/ Richard R. Allen
                                       ------------------------------

                                    Title  Chief Financial Officer
                                          ---------------------------

ATTEST:                             Tutogen Medical, Inc.

/s/ [Illegible]                     By  /s/ Karl H. Meister
                                       ------------------------------

                                    Title  President and CEO
                                          ---------------------------

                                  AMENDMENT TO
                SHAFT RECOVERY AND SERVICE REIMBURSEMENT AGREEMENT

      This AMENDMENT dated June 28, 1999 (the "Amendment") is an amendment to the Shaft Recovery and Service Reimbursement Agreement of September 29, 1998 by and between Regeneration Technologies, Inc. ("RTI") and Tutogen Medical, Inc., ("TTGN") (the "Agreement").

A. GENERAL Defined terms as contained in `I-DEFINITIONS' and elsewhere in the Agreement, as well as schedules and exhibits thereto, shall apply to this Amendment. All terms and provisions, as set forth in the Agreement, shall remain in full force and effect unless otherwise amended herein.

B. SECTION 2.1 d. This paragraph is replaced, in its entirety, with the following:

      "For the term herein, TTGN shall diligently endeavor to meet or exceed the Shaft Donor quantities set forth as the `Target Minimums' attached hereto. For the term herein, TTGN agrees not to supply any Shaft Donors or Shafts within its control to any party other than RTI or TTGN. The Target Minimums have been established as an incentive for TTGN, and failure to attain the Target Minimums will not result in penalties for TTGN. TTGN may develop and distribute products, which products may or may not compete with RTI. TTGN acknowledges that RTI holds intellectual property rights on certain RTI products, which rights RTI intends to maintain and defend and which rights are not granted to TTGN."

C. SECTION 3.4 a. This paragraph is replaced, in its entirety, with the following:

      "RTI shall reimburse TTGN for Shaft Donor recovery services, per Shaft donor accepted by RTI as set forth in Section 3.1 herein, at a rate of:


           ANY DONOR ACCEPTABLE TO RTI:

           Entire shaft donor                 $[*****]

           Partial shaft donor (per shaft):
           Femoral Shaft                      $[*****]
           Tibial Shaft                       $[*****]
           Humeral Shaft                      $[*****]

Amendment to Shaft Recovery
and Service Reimbursement Agreement
Page Two


      Such reimbursement fee shall be paid in U.S. dollars. The quantity of Shaft Donors ages 56 to 65 accepted by RTI from TTGN in any month shall not exceed twenty percent (20%) of the total Shaft Donors accepted by RTI from TTGN during that month. TTGN may conduct an annual review of their costs for recovery services provided under this Agreement and, in the event such review reflects a TTGN cost increase of greater than ten percent (10%) over the period since the later of the Effective Date or the last mutually acceptable recovery reimbursement fee increase, RTI and TTGN will negotiate toward a mutually acceptable increase in the recovery reimbursement fees to be paid to TTGN from the time of such annual review until the earlier of the end of the Agreement or the next mutually acceptable recovery reimbursement fee increase."

D. SECTION 8.2 This paragraph is replaced, in its entirety, with the following:

      "Section 8.1 notwithstanding, the parties hereto acknowledge that they are contemplating the formation of a non-profit tissue bank to be located in Europe (the "ETB"). The parties further acknowledge that a separate, negotiated, agreement will be required to cover the operations of ETB and that, pursuant to that agreement, control of ETB will be shared, in principle, equally between RTI and TTGN."

      IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate this 30th day of June, 1999.


Regeneration Technologies, Inc.                   Tutogen Medical, Inc.

By: /s/ Jamie M. Grooms                           By:  /s/ Charles Dragone
    --------------------------                         -----------------------

Title: President and CEO                          Title: Chairman of the Board
       -----------------------                           ---------------------